SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	August 23, 2006
PACIFIC ETHANOL, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-21467	41-2170618
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5711 N. West Avenue, Fresno, California	93711
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:	(559) 435-1771

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry Into a Material Definitive Agreement.

Construction Agreement for the Boardman Project between Pacific Ethanol Columbia, LLC and Parsons RCIE Inc. dated as of August 28, 2006

On August 23, 2006, Pacific Ethanol Columbia, LLC (“PEI Columbia”), a wholly-owned subsidiary of Pacific Ethanol, Inc., entered into a Construction Agreement for the Boardman Project (including related exhibits and schedules, the “Agreement”) with Parsons RCIE Inc. (“Contractor”).

The Agreement provides for construction management and construction services by Contractor for the construction of a 35 million gallon nameplate capacity ethanol production facility (“Facility”) in Boardman, Oregon. Under the Agreement, Contractor is to perform all specified work associated with the construction of the Facility (“Work”). Contractor may perform its duties by having any portion the Work performed by third party subcontractors and vendors. PEI Columbia is to pay Contractor approximately $24.2 million as full payment for all Work to be performed by Contractor under the Agreement (the “Separated Contract Price”), subject to certain specified exclusions. Of this amount, 5.0% is due within 5 days of the execution of the Agreement and the provision by Contractor of a performance and payment bond related to the services to be performed by Contractor under the Agreement. Contractor may request monthly progress payments in accordance with a specified payment schedule and PEI Columbia is required to make such payments within 20 calendar days of receipt of such request, subject to certain limitations, including lien waivers and disputed amounts. All payments are also subject to a 7.5% holdback, which amount will be held by PEI Columbia as security for the performance of Contractor’s obligations under the Agreement, and which is to be released at the time of mechanical completion of the Facility, less certain other amounts that may continue to be withheld until final completion of the Facility.

Contractor is solely responsible for the performance of the Work. Contractor is entitled to additional compensation, as reasonably agreed by PEI Columbia and Contractor, to the extent that Contractor’s ability to complete the Work is materially impacted by unexpected delays or defects caused by PEI Columbia’s separate contractors, subcontractors, suppliers or vendors, or by PEI Columbia’s inability to timely obtain all necessary permits for the Facility. In addition, if Contractor encounters any subsurface conditions not reasonably foreseeable and which vary materially from the conditions referenced in the Agreement or the related preliminary soils reports and such conditions materially increase or decrease the Separated Contract Price, then Contractor is to notify PEI Columbia and PEI Columbia may issue a change order to address such conditions or terminate the Agreement. PEI Columbia is required, with assistance from Contractor, to timely obtain and maintain, at its own cost and expense, all necessary permits associated with the Facility and PEI Columbia has agreed to compensate Contractor for any changes to the Work made during the permit process which requires additional work beyond the scope of Work specified in the Agreement. Risk of loss for the Facility passes to PEI Columbia on the mechanical completion date.

PEI Columbia may, at any time, request an addition to or deletion from or other changes in the Work, and the Separated Project Cost will be subject to adjustment in the event that complying with such request would result in an increase or decrease in the cost of performing the Work, shorten or lengthen the time needed for completion of the Work or require other modifications to the rights and obligations under the Agreement. Such changes are to be made pursuant to written change orders and any agreed upon modifications causing an increase in the Separated Project Cost are also subject to an additional 16% mark-up for labor, materials and supplies, rental rates and subcontractor costs. Contractor may also request a change in the Work and such changes are also to be made pursuant to a written change order. If the parties agree to the changes, then the Separated Project Cost will be adjusted accordingly. In addition, other circumstances may permit Contractor to propose changes to the Work, including specified force majeure events, delays caused by PEI Columbia, third-party delays, certain changes in law and unforeseeable subsurface conditions. If the parties agree to the changes, then the Separated Project Cost and the schedule for completion will be adjusted accordingly.

All equipment supplied by Contractor and all Work is subject to inspection and testing by PEI Columbia and its designees as well as any financing parties associated with the financing of the Facility. Contractor is required, at its own cost and expense, to correct or replace any Work that contains a defect or is not otherwise in accordance with the Agreement.

PEI Columbia is required to supply, at its own expense, all natural gas, electricity, raw water and all potable water at the Facility site and is required to dispose of all wastewater. PEI Columbia is also required to obtain, at its own expense, any easements and rights of way over the property of others to allow Contractor and its subcontractors and vendors access to the site. In addition, PEI Columbia is to provide complete, approved-for-construction and permitted drawings for the Facility, designed and laid out for the site.

Contractor must perform the Work in compliance with a specified project schedule, including achieving mechanical completion by June 24, 2007 (the “Guaranteed Completion Date”). Subject to limitations as a result of certain delays, in the event that Contractor fails to achieve mechanical completion by the Guaranteed Completion Date, Contractor is required to pay to PEI Columbia liquidated damages in the amount of $10,000 per day or partial day beyond the Guaranteed Completion Date, to the extent that Contractor achieves mechanical completion within 90 days of the Guaranteed Completion Date. In the event that mechanical completion is not achieved within 90 days of the Guaranteed Completion Date, Contractor will be in default and PEI Columbia may terminate the Agreement and Contractor must continue to pay liquidated damages in the amount of $10,000 per day until the aggregate amount of liquidated damages paid equals $1.5 million. The Guaranteed Completion Date is subject to adjustment based on various circumstances, including delays caused by PEI Columbia, reasonably unforeseeable subsurface conditions, force majeure events and other circumstances.

PEI Columbia must pay Contractor an early completion bonus of $5,000 per day for each full day that mechanical completion is achieved prior to the Guaranteed Completion Date; provided, that the early completion bonus is not to exceed $1.0 million.

Contractor is required, at its own expense, to obtain and maintain insurance policies satisfying certain specified requirements and coverages on the Facility and the Work to be performed by Contractor. Prior to initial site mobilization and continuing through the final acceptance date, PEI Columbia is required to obtain and maintain insurance policies satisfying certain specified requirements and coverages on the Facility.

Contractor provides various customary representations and warranties under the Agreement, including warranties pertaining to defects in the Work due to faulty workmanship and which appear within a period of 12 months following mechanical completion.

PEI Columbia is entitled to terminate the Agreement in the event of the continued existence of certain specified defaults by Contractor following specified grace periods. PEI Columbia is entitled to terminate the Agreement for convenience upon notice to Contractor, and in such event, Contractor would be entitled to a specified termination payment equal to the unpaid portion of the Separated Contract Price based on the Work completed through the termination date, expenses reasonably incurred by Contractor in departing from the Facility site and terminating contracts with its subcontractors and vendors and certain other specified expenses. PEI Columbia may also suspend all or a portion of the Work for its convenience, however, PEI Columbia must reimburse Contractor for the costs associated with such suspension. Contractor is entitled to terminate the Agreement in the event of the continued existence of certain specified defaults by PEI Columbia following specified grace periods, and in such event, Contractor would be entitled to a specified termination payment based on the Work completed and 80% of the anticipated profit for the unperformed Work.

Each of PEI Columbia and Contractor have agreed to customary obligations to indemnify each other in the event of certain specified losses. Each of PEI Columbia and Contractor have also agreement to certain customary confidentiality obligations.

Item 9.01.		Financial Statements and Exhibits.
	(a)	Financial Statements of Businesses Acquired.
None.
	(b)	Pro Forma Financial Information.
None.
	(c)	Exhibits.

Number	Description
10.1	Construction Agreement for the Boardman Project between Pacific Ethanol Columbia, LLC and Parsons RCIE Inc. dated as of August 28, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 29, 2006	PACIFIC ETHANOL, INC.

By:	/S/ WILLIAM G. LANGLEY
William G. Langley
Chief Financial Officer

EXHIBITS FILED WITH THIS REPORT
Number	Description
10.1	Construction Agreement for the Boardman Project between Pacific Ethanol Columbia, LLC and Parsons RCIE Inc. dated as of August 28, 2006